Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS

FISCAL 2008 FIRST QUARTER RESULTS

•	Sales Grow by 17.3%
•	Net Income climbs to $3.0 million
•	Quarter Ended Cash and Investments of $23.3 million

Minneapolis, MN, August 7, 2007 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for its first quarter ended June 30, 2007. Sales of $48.6 million represent an increase of 17.3% over the $41.5 million in sales for last year’s first quarter. Net income for the first quarter of fiscal 2008 was $3.0 million, or $0.29 per share, compared to net income of $2.8 million, or $0.28 per share, for the same period of fiscal 2007.

Chief Executive Officer, John R. Hawkins, commented, “We are pleased with the healthy first quarter sales growth. It was driven primarily by volume increases along several product lines, which was partially attributable to favorable weather conditions. The Industrial segment experienced a 25.2% increase in sales, driven largely by sales of blended and bulk products. The Water Treatment segment sales grew 8.0% and the Pharmaceutical segment sales were up slightly.”

Gross margin, as a percentage of sales, was 24.3% for the first quarter of fiscal 2008 compared to 26.1% in the same period a year ago primarily as a result of changes in product mix.

“Cash provided by operations was $3.5 million and Hawkins ended the first quarter of fiscal 2008 with approximately $23.3 million in cash and investments and no debt. The Company believes that its cash and securities balance is sufficient to meet anticipated needs for the foreseeable future,” Hawkins stated. “The Company completed the previously announced acquisition of Trumark, a producer of antimicrobial products for the food industry, for approximately $6.0 million in cash and stock consideration. The acquisition of Trumark during the first quarter fits well with our strategy for capturing the strong growth potential in the food preservation and lactates market. The strategic value of this acquisition provides Hawkins with greater scale, an expanded customer base and distribution channels, and innovations to drive future growth.”

Hawkins, Inc. provides a full range of bulk industrial products complemented with the technical competence and innovation to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates sixteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 1, 2007, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Quarters Ended
	June 30, 2007	June 30, 2006

Sales	$48,622,725	$41,460,663

Cost of sales	36,792,174	30,637,578

Gross margin	11,830,551	10,823,085

Selling, general and administrative expenses	7,495,284	6,636,865

Income from operations	4,335,267	4,186,220

Investment income	302,303	301,247

Income before income taxes	4,637,570	4,487,467

Provision for income taxes	1,686,500	1,687,500

Net income	$2,951,070	$2,799,967

Weighted average number of shares outstanding - basic	10,184,940	10,171,496

Weighted average number of shares outstanding - diluted	10,204,262	10,171,496

Earnings per share - basic and diluted	$0.29	$0.28

Cash dividends declared per common share	$—	$—

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